Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 7 to the Schedule 13D originally filed on November 27, 2006 (including additional amendments thereto) with respect to the Common Stock of Unisys Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 21, 2008

MMI INVESTMENTS, L.P. By:MCM Capital Management, LLC General Partner

By:	/s/ Jerome J. Lande
	Name:	Jerome J. Lande
	Title:	Executive Vice President

MCM CAPITAL MANAGEMENT, LLC

By:	/s/ Jerome J. Lande
	Name:	Jerome J. Lande
	Title:	Executive Vice President

/s/ Clay B. Lifflander
Clay B. Lifflander